EXHIBIT 99.1

Northern Technologies International Corporation Reports Financial Results For Fiscal 2016

MINNEAPOLIS, Nov. 15, 2016 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (NASDAQ:NTIC), a leading developer of corrosion inhibiting products and services, as well as bio-based and biodegradable polymer resin compounds, today reported its financial results for the fourth quarter and full year of fiscal 2016.

Fourth quarter fiscal 2016 financial and operating highlights include (with growth rates compared to fourth quarter of fiscal 2015):

  Consolidated net sales increased 17.5% to a quarterly record $9,518,000
  ZERUST® product net sales increased 15.6% to $8,029,000
  Natur-Tec® product net sales increased 28.6% to $1,489,000
  Total net sales from NTIC to its joint ventures increased 18.5% to $760,000
  Joint venture operating income increased 2.4% to $2,472,000
  $1,883,668 impairment charge ($1,130,201 charge net of minority interest) on NTIC’s investment in Tianjin Zerust, NTIC’s former Chinese joint venture
  $408,000 in inventory and accounts receivable impairment related to the initiation of operations of NTIC’s wholly owned subsidiary in China.
  Net loss attributable to NTIC was $(1,443,000), or $(0.32) per share

Fiscal 2016 financial and operating highlights include (with growth rates on a fiscal year-over-year basis):

  Consolidated net sales increased 8.6% to an annual record $32,934,000
  ZERUST® product net sales increased 5.9% to an annual record $27,578,000
  Natur-Tec® product net sales increased 25.1% to an annual record $5,356,000
  Total net sales from NTIC to its joint ventures decreased 3.9% to $2,722,000
  Joint venture operating income decreased 15.2% to $9,882,000
  Net loss attributable to NTIC was $(868,000), or $(0.19) per share

“Fiscal 2016 turned into a transitional year when we had to absorb approximately $3,410,000 in losses directly related to our new operations in China. This amount includes over $600,000 in litigation expenses against our former Chinese joint venture partner, as well as litigation expenses incurred in prosecuting claims against Cortec Corporation for its direct interference in our restructuring in China and other harmful conduct. During fourth quarter, we also incurred an impairment charge net of non-controlling interest allocation of $1,130,000 (net of minority interest) related to our investment in 'Tianjin Zerust' Chinese joint venture, as well as other one-time charges related to the launch of our wholly owned Chinese subsidiary,” said G. Patrick Lynch, President and Chief Executive Officer of NTIC. “Despite these strong headwinds, I’m encouraged by the progress we’re making in this market.  We invested heavily to rapidly launch the sales and operations of NTIC China, our new Chinese subsidiary, which, in turn, led to a $1,260,000 operating loss for fiscal 2016 for NTIC China.  Nevertheless, our sales momentum has continued to accelerate at NTIC China and we believe should contribute to NTIC’s operating income in fiscal 2017.  I would also like to point out that we remain committed to expanding our position in the oil and gas market. A customer delay shifted the shipment of approximately $400,000 in tank bottom corrosion products from fourth quarter of fiscal 2016 to benefit the first month of our fiscal 2017.”

NTIC’s consolidated net sales increased 17.5% to $9,518,000 during the three months ended August 31, 2016, compared to $8,102,000 for the three months ended August 31, 2015.  Consolidated net sales across all business segments were up for the fourth quarter driven primarily through increased demand of ZERUST® industrial rust and corrosion inhibiting packaging products in China and significantly higher Natur-Tec® product sales.  For the full year of fiscal 2016, consolidated net sales increased 8.6% to $32,934,000, compared to $30,323,000 for last fiscal year.

The following table sets forth NTIC’s net sales by product category for the three months and fiscal year ended August 31, 2016 and 2015 by segment:

	Three Months Ended
	August 31, 2016	% of Net Sales	August 31, 2015	% of Net Sales	% Change
ZERUST® industrial net sales	$6,766,478	71.1%	$5,798,288	71.6%	16.7%
ZERUST® joint venture net sales	751,933	7.9%	641,414	7.9%	17.2%
ZERUST® oil & gas net sales	510,181	5.4%	504,391	6.2%	1.1%
Total ZERUST® net sales	$8,028,592	84.4%	$6,944,093	85.7%	15.6%
Total Natur-Tec® sales	1,489,027	15.6%	1,158,222	14.3%	28.6%
Total net sales	$9,517,619	100.0%	$8,102,315	100.0%	17.5%

	Fiscal Year Ended
	August 31, 2016	% of Net Sales	August 31, 2015	% of Net Sales	% Change
ZERUST® industrial net sales	$23,124,461	70.2%	$21,324,793	70.3%	8.4%
ZERUST® joint venture net sales	2,713,498	8.2%	2,831,302	9.3%	(4.2%)
ZERUST® oil & gas net sales	1,739,607	5.3%	1,886,814	6.2%	(7.8%)
Total ZERUST® net sales	$27,577,566	83.7%	$26,042,909	85.9%	5.9%
Total Natur-Tec® sales	5,355,999	16.3%	4,279,785	14.1%	25.1%
Total net sales	$32,933,565	100.0%	$30,322,694	100.0%	8.6%

NTIC’s joint venture operating income increased 2.4% to $2,472,000 during the three months ended August 31, 2016, compared to joint venture operating income of $2,413,000 during the three months ended August 31, 2015.  The increase was attributable to the corresponding increase in total sales of the joint ventures as fees for services provided to joint ventures are a function of the net sales of NTIC’s joint ventures, which were $24,423,000 during the three months ended August 31, 2016, compared to $23,051,000 for the three months ended August 31, 2015.  For fiscal 2016, NTIC’s joint venture operating income decreased 15.2% to $9,882,000, from $11,652,000 last fiscal year due primarily to the loss of income from the loss of joint venture income from NTIC’s former joint venture in China and decreased sales by NTIC’s joint ventures since joint venture income is a function of the net sales of NTIC’s joint ventures. Net sales of NTIC’s joint ventures were $90,646,000 during fiscal 2016, compared to $99,026,000 during fiscal 2015.

Operating expenses, as a percent of net sales, for the fourth quarter of fiscal 2016 were 56.9%, compared to 59.5% for the same period last fiscal year, primarily a result of a 70-basis point improvement in fourth quarter gross margins, operating leverage on increased net sales, and lower expenses incurred in support of joint ventures, partially offset by increased research and development expenses and selling, general and administrative expenses.  For the full fiscal year, operating expenses, as a percent of net sales, were 58.3%, compared to 60.2% for fiscal 2015.

During the fourth quarter of fiscal 2016, NTIC incurred a $1,130,000 impairment charge net of non-controlling interest for our investment in Tianjin Zerust.  NTIC’s investment in Tianjin Zerust is now valued at $0 for accounting purposes.  Additionally, as of August 31, 2016, NTIC created a reserve against the accounts receivable balance owed from Tianjin Zerust of $115,000 as NTIC determined it to be uncollectible for accounting purposes.  Despite these accounting positions, NTIC intends to continue to vigorously pursue its litigation against its former joint venture partner for the losses associated with Tianjin Zerust. NTIC also intends to continue to vigorously pursue its litigation against Cortec Corporation for lost profits, unjust enrichment and other damages related to its tortious interference and breach, among other claims.

The company reported a net loss attributable to NTIC for fourth quarter of fiscal 2016 of $(1,443,000), or $(0.32) per share, compared to net income attributable to NTIC of $5,000, or $0.00 per diluted share for the same period of last fiscal year.  The net loss for the fiscal 2016 fourth quarter was primarily the result of the impairment to  fair value of NTIC’s joint venture investment in Tianjin Zerust and other one-time losses associated with NTIC China’s operations, which impacted fourth quarter profitability by $1,540,000 or $0.34 per share.

For fiscal 2016, the company reported a net loss attributable to NTIC of $(868,000), or $(0.19) per share, compared to net income attributable to NTIC of $1,790,000, or $0.38 per diluted share for last fiscal year.  The net loss for fiscal 2016 was primarily the result of the decrease in income from NTIC’s joint venture operations, the impairment to  fair value of NTIC’s joint venture investment in Tianjin Zerust and the losses associated with NTIC China’s operations, which together impacted fiscal 2016 profitability by $3,410,000, or $(0.75) per share, since losses associated with NTIC China operations in fiscal 2015 were $1,640,000, or $(0.36) per share.

NTIC’s balance sheet remains strong, with no debt, and working capital of $16,948,000 at August 31, 2016, including $3,395,000 in cash and cash equivalents and $2,244,000 in available for sale securities, compared to $15,604,000 at August 31, 2015, including $2,624,000 in cash and cash equivalents and $2,027,000 in available for sale securities.

At August 31, 2016, the company had $19,841,000 of investments in joint ventures, of which over $11,990,000 or 60.1% is cash, with the remaining balance mostly made up of other working capital.

Mr. Lynch added, “While we are disappointed with our fiscal 2016 financial results, we are confident we are headed in the right direction, and we believe many of the challenges we faced this past fiscal year are now behind us.  We expect ZERUST® oil & gas net sales will to continue to remain volatile due to challenging market dynamics and a long sales cycle, but we believe we are making progress extending our reach into this market.  The number of installations for our tank bottom corrosion prevention solution increased 19.5% to 49 tanks in fiscal 2016, as a result of follow-on orders from existing customers, as well as sizeable orders from new customers, including two large multi-national companies operating in the former Soviet republics and South East Asia, respectively.  With every new sale of our ZERUST® oil & gas solutions, we are expanding our brand and technology to this large and growing marketplace and we are excited by the potential.  Meanwhile, our core industrial ZERUST® business remains well positioned to enhance its sales worldwide through our global reach and technical sales culture.  In addition, our NTIC China sales team is now hitting its stride and we expect net sales from this subsidiary to nearly double in fiscal 2017 compared to fiscal 2016, which will benefit our overall ZERUST® business.  Finally, Natur-Tec® sales continued to grow in fiscal 2016 as favorable global regulations drove demand for our fully compostable, bio-based products and solutions.  We are optimistic that many of the investments we have made over the past several years will contribute to higher sales and profitability in fiscal 2017, and we are excited about our long-term market potential and business opportunities.”

Outlook

For the fiscal year ending August 31, 2017, NTIC expects its net sales to be in the range of between $37.5 million and $39.0 million.  The company also anticipates net income attributable to NTIC to be in the range of between $3.4 million to $3.9 million, or between $0.75 and $0.85 per diluted share.

These estimates are subject to significant risks and uncertainties, including without limitation to risks and uncertainties relating to NTIC’s Chinese operations, its ongoing litigation against its former Chinese joint venture partner, its ongoing litigation against Cortec Corporation, and other risks and uncertainties.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the fourth quarter and full fiscal year of 2016 and its future outlook, followed by a question and answer session.  The conference call will be available to interested parties through a live audio webcast available through NTIC’s website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months.  The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 13877897.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 60 countries either directly or via a network of subsidiaries, joint ventures, independent distributors and agents.  NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 40 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resins and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding its financial guidance for fiscal 2017, the market potential and growth of its ZERUST®, oil and gas and Natur-Tec® businesses, the market potential and growth of its business in China, its ongoing litigation against its former joint venture partner and Cortec Corporation, and other statements that can be identified by words such as “believes,” “continues,” “expects,” “anticipates,” “intends,” “potential,” “outlook,” “will,” “may,” “would,” “should,” “guidance” or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order:  the effect on NTIC’s business and operating results of the termination of NTIC’s joint venture relationship in China and sale of products and services in China through NTIC China; the ability of NTIC China to achieve significant sales; costs and expenses incurred by NTIC in connection with its ongoing litigation against its former Chinese joint venture partner and Cortec Corporation; NTIC’s dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; NTIC’s dependence on its joint venture in Germany in particular due to its significance and the effect of a termination of this or NTIC’s other joint ventures on NTIC’s business and operating results; risks related to the possible exit of the United Kingdom from the European Union and the European sovereign debt crisis, economic slowdown and political unrest; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates, including in particular the Euro compared to the U.S. dollar; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; timing of NTIC’s receipt of purchase orders under supply contracts; variability in sales to customers in the oil and gas industry and the effect on NTIC’s quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; pending and potential litigation; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and annual report on Form 10-K for the fiscal year ended August 31, 2016 to be filed with the SEC. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - AUGUST 31, 2016 AND 2015

	August 31, 2016	August 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,395,274	$2,623,981
Available for sale securities	2,243,864	2,027,441
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts of $40,000 at both August 31, 2016 and 2015	4,755,320	4,027,167
Trade joint ventures	791,903	645,377
Fees for services provided to joint ventures	1,406,587	1,449,162
Income taxes	215,905	198,462
Inventories	7,711,287	7,468,441
Prepaid expenses	422,031	411,473
Deferred income taxes	—	424,108
Total current assets	20,942,171	19,275,612

PROPERTY AND EQUIPMENT, NET	7,275,872	7,293,163

OTHER ASSETS:
Investments in joint ventures	19,840,774	20,544,238
Investments at carrying value	—	1,883,668
Deferred income taxes	1,639,762	1,176,012
Patents and trademarks, net	1,278,597	1,262,219
Other	92,874	130,736
Total other assets	22,852,007	24,996,873
Total assets	$51,070,050	$51,565,648

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,753,903	$2,101,175
Accrued liabilities:
Payroll and related benefits	938,363	1,056,257
Other	301,836	514,409
Total current liabilities	3,994,102	3,671,841

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000 shares; issued and outstanding 4,533,416 and 4,539,045, respectively	90,668	90,781
Additional paid-in capital	13,798,567	13,441,264
Retained earnings	33,655,357	34,522,871
Accumulated other comprehensive loss	(3,009,617)	(3,180,811)
Stockholders’ equity	44,543,975	44,874,105
Non-controlling interests	2,540,973	3,019,702
Total equity	47,075,948	47,893,807
Total liabilities and equity	$51,070,050	$51,565,648

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED AUGUST 31, 2016 AND 2015

	Three Months Ended		Twelve Months Ended
	August 31, 2016	August 31, 2015	August 31, 2016	August 31, 2015
NET SALES:
Net sales, excluding joint ventures	$8,757,279	$7,460,901	$30,211,660	$27,491,392
Net sales, to joint ventures	760,340	641,413	2,721,905	2,831,301
Total net sales	9,517,619	8,102,314	32,933,565	30,322,693
Cost of goods sold	6,399,260	5,496,374	22,320,156	20,555,932
Gross profit	3,118,359	2,605,940	10,613,409	9,766,761

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,142,947	1,130,318	4,743,831	5,936,565
Fees for services provided to joint ventures	1,329,326	1,282,997	5,137,710	5,715,491
Total joint venture operations	2,472,273	2,413,315	9,881,541	11,652,056

OPERATING EXPENSES:
Selling expenses	1,747,637	1,651,793	6,255,353	5,820,748
General and administrative expenses	2,172,780	1,737,370	7,230,557	6,531,576
Expenses incurred in support of joint ventures	120,557	356,740	1,001,812	1,867,570
Research and development expenses	1,375,024	1,078,400	4,724,596	4,047,279
Total operating expenses	5,415,998	4,824,303	19,212,318	18,267,173

OPERATING INCOME	174,634	194,952	1,282,632	3,151,644

INTEREST (LOSS) INCOME	(16,310)	9,331	42,115	34,835
INTEREST EXPENSE	17,726	(6,728)	(13,261)	(20,960)
IMPAIRMENT ON INVESTMENT AT CARRYING VALUE	(1,883,668)	—	(1,883,668)	—
OTHER (LOSS) INCOME	(7,255)	(1,630)	—	515

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(1,714,873)	195,925	(572,182)	3,166,034

INCOME TAX EXPENSE	363,761	153,196	626,120	648,674

NET (LOSS) INCOME	(2,078,634)	42,279	(1,198,302)	2,517,360

NET (LOSS) INCOME ATTRIBUTABLE TO NON- CONTROLLING INTERESTS	(635,887)	38,214	(330,788)	727,789

NET (LOSS) INCOME ATTRIBUTABLE TO NTIC	$(1,442,747)	$4,515	$(867,514)	$1,789,571

NET (LOSS) INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$(0.32)	$0.00	$(0.19)	$0.40
Diluted	$(0.32)	$0.00	$(0.19)	$0.38

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	4,537,504	4,529,251	4,537,504	4,521,788
Diluted	4,537,504	4,585,196	4,537,504	4,649,060

Investor and Media Contacts:
Matthew Wolsfeld, CFO
NTIC
(763) 225-6600